Exhibit 99.1

Mattersight To Be Acquired By NICE

CHICAGO, April 26, 2018 (GLOBE NEWSWIRE) — Mattersight Corporation (NASDAQ: MATR), the pioneer in personality-based software applications, today announced that it has entered into a definitive agreement to be acquired by an affiliate of NICE Ltd., the worldwide leading provider of both cloud and on-premises enterprise software solutions that empower organizations to make smarter decisions based on advanced analytics of structured and unstructured data. Under the terms of the agreement, NICE will launch a tender offer to purchase all outstanding shares of Mattersight’s common and preferred stock, pursuant to which holders of Mattersight’s common stock will receive $2.70 per common share in cash and holders of Mattersight’s outstanding preferred stock will receive $7.80 per share in cash, plus accrued and unpaid dividends as of immediately prior to the closing. The per share purchase price of Mattersight’s common stock represents a 26% premium to the per share closing price of Mattersight’s common stock on the Nasdaq Global Market on April 25, 2018, the last trading day prior to the announcement of the transaction, and a 27% premium to the 30-day weighted-average price per share of Mattersight’s common stock.

“Our solutions drive significant business value for some of the most recognized brands on the planet, but we’ve lacked the resources to rapidly accelerate our growth. This transaction creates a great opportunity for Mattersight’s customers and employees, as NICE brings complementary products, a substantial distribution engine and a strong brand that allow us to accelerate our go-to-market strategy” said Kelly Conway, CEO of Mattersight. “We are excited to work with NICE to bring our personality-based applications to the global market and continue innovating with our current and future customers.”

Mattersight expects the integration of NICE analytics powered by Nexidia and Mattersight’s behavioral analytics technology and domain expertise will allow organizations to enjoy the market’s most advanced analytics in the cloud, driving personalization and smart connections in real time.

“Analytics is the cornerstone of NICE’s strategy of creating a new customer service paradigm with CXone and Adaptive WFO,” said Barak Eilam, CEO of NICE. “We were very impressed with Mattersight’s innovative technology and domain expertise, as well as by their long standing strategic relationships with some of the largest customer service organizations. This acquisition reaffirms our commitment to delivering analytics in the cloud and to be at the forefront of the analytics market.”

The Board of Directors of Mattersight has approved the transaction. The transaction is expected to close in the second half of 2018, subject to completion of the tender offer, as well certain regulatory approvals and other customary closing conditions. The transaction will be funded from NICE’s cash on hand.

Union Square Advisors is serving as the exclusive financial advisor, and Cooley is serving as the legal advisor, to Mattersight.

About Mattersight

Mattersight unleashes the power of personality to improve every interaction with every customer every time. With tools to learn, analyze, and predict customer behavior based on customer conversations, Mattersight helps brands create chemistry with their customers through shorter, more satisfying conversations that increase loyalty. To learn how Mattersight can help you click better with your customers visit www.mattersight.com.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Mattersight by NICE, NICE will commence a tender offer for all of the outstanding shares of Mattersight’s common stock and preferred stock. Such tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Mattersight, nor is it a substitute for the tender offer materials that NICE will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, NICE will file tender offer materials on Schedule TO with the SEC, and Mattersight will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY MATTERSIGHT’S STOCKHOLDERSBEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Mattersight’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Mattersight by contacting Mattersight at Legal Department, Mattersight Corporation, 200 W. Madison Street, Suite 3100, Chicago, Illinois 60606, by phone at 877.235.6925, or by visiting Mattersight’s website (www.mattersight.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. MATTERSIGHT’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Mattersight’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Mattersight’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Mattersight’s most recent annual report on Form 10-K, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by NICE, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Mattersight. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Mattersight’s expectations as of the date of this report. While Mattersight may elect to update any such forward-looking statements at some point in the future, Mattersight specifically disclaims any obligation to do so, even if our expectations change, except as required by law.

Contact

David Mullen

Chief Financial Officer

312.954.7380

dave.mullen@mattersight.com